Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Click Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-54432, 333-62462, 333-70084, 333-107485) of Click Commerce, Inc. of our report dated July 1, 2004, with respect to the consolidated balance sheets of Webridge, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stock holders’ equity (deficit) and cash flows for the years then ended, which report appears in this Form 8-K/A of Click Commerce, Inc.

/s/ Vierck & Rakoski, CPAs, P.C.

Vancouver, Washington
July 1, 2004